Exhibit 23.2

LETTERHEAD OF KPMG LLP

Consent of Independent Certified Public Accountants

The Board of Directors

Mellon Financial Corporation:

We consent to the use of our report incorporated by reference and to the reference to our firm under the caption “Experts” in this Registration Statement (on Form S-3) of Mellon Financial Corporation. Our report refers to a change in 2002 in the method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

KPMG LLP

Pittsburgh, Pennsylvania

September 11, 2003